Exhibit 99

Target Appoints Sally Grimes to Board of Directors

•Grimes is former CEO of Diageo North America, Clif Bar & Company, and Group President at Tyson Foods, bringing extensive experience across consumer brands, innovation, brand building and business transformation.

•Her expertise leading major businesses and partnering with retailers brings additional perspective as Target leads with merchandising authority and elevates its guest experience.

•In joining the board, Grimes will serve on the Audit & Risk and Infrastructure & Finance committees.

•This appointment is another step in accelerating CEO Michael Fiddelke’s strategy to build the retailer’s next chapter of growth.

MINNEAPOLIS (Nov. 12, 2026) – Target Corporation (NYSE: TGT) today announced that its Board of Directors has elected Sally Grimes as a new independent director, adding experience leading consumer brands, driving innovation and partnering with retailers to create long-term growth.

Grimes is an accomplished executive, having led established and emerging brands through periods of change and growth, with significant experience in innovation and business transformation. She most recently served as CEO North America for Diageo, following her roles as CEO of Clif Bar & Company and Group President at Tyson Foods. Throughout her career, she also built valuable perspective in partnering with retailers to meet consumer needs and business goals. Upon joining Target’s Board, she will serve on the Audit & Risk and Infrastructure & Finance committees.

“Sally has built her career at the intersection of consumer insight, innovation and growth, helping some of the world's most recognized brands anticipate changing needs and bring new ideas to market,” said Michael Fiddelke, Target CEO. “As we sharpen our merchandising authority and continue advancing our strategy, her experience turning consumer trends into compelling products and brands will bring valuable perspective to our Board.”

“An effective Board benefits from leaders who bring different experiences and ways of thinking,” said Christine Leahy, Target’s lead independent director. “Sally combines deep consumer understanding with a track record of innovation, enterprise leadership and business acceleration. That combination complements the strengths already around our board table and will be a valuable addition as we provide oversight and counsel on Target’s long-term strategy and growth.”

Grimes also brings public and private company board experience, including service on the boards of Continental Grain Company and Beyond Meat. She currently serves as Executive Director of Knowing NOAH, The Noah John Grimes Family Foundation.

About Target
Target Corporation (NYSE: TGT) brings together style, design and value to offer a distinct assortment and elevated shopping experience across more than 2,000 U.S. stores and online. Powered by more than 400,000 team members, Target serves millions of families each week and invests in the communities where they live and work to support growth and opportunity for all.

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